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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

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                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                            RANGER GOVERNANCE, LTD.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

     Content of article published in Upside, June 1996........   Item 1

Content of Item 1
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                     Selling Unicenter: Let's Wrap & Roll

     Charles B. Wang takes great pride in Computer Associates International Inc.'s technical expertise, but during its first 20 years in business, the world's second-largest independent software company hadn't produced a best-seller, at least not until it came out with Unicenter, its systems management software. In 1995 the company reported $300 million in Unicenter sales, which Wang predicts will double in 1996. Critics of the company, however, charge that these figures are grossly inflated.

     Unicenter was initially developed for the mainframe environment in the mid-1980s, but it didn't begin to take off until 1993, when CA introduced a Unix version of the product that allowed customers to manage all of their systems acros s all hardware platforms and operating systems.

     That same year, CA's senior management realized that the Unix version of Unicenter could make the company a major player in the emerging client-server computing market. "We are sponsoring a CIO conference at Pebble Beach then, and I asked the CIOs what their top priority was," recalls CA President Sanjay Kumar "One hundred of the 140 attendees answered that they needed to get centralized control over decentralized resources. That hit home."

     Recognizing that it might finally have a hit on its hands - one that, in the Unix version, at least, had been developed entirely within CA - and eager to expand into the fast-emerging distributed computing market. CA did everything in its power to ensure Unicenter's success. As part of the settlement in 1994 of the two-year dispute between CA and outsourcer Electronic Data Systems Corp., for example, CA stipulated that EDS serve as a CA's VAR and peddle $100 million worth of Unicenter software through its channel. Wang told CA shareholders shortly after the settlement that EDS would serve as a "super value-added reseller" of CA's client-server solutions. In 1994, CA also signed an agreement with Hewlett-Packard Co. to bundle the product on HP hardware. CA subsequently entered into alliances with other vendors, including Sun Microsystems Inc., Netscape Communications Corp. and Microsoft Corp., combining Unicenter offerings with products such as Microsoft's Windows NT and Sun's Solstice SunNet Manager. CA's 1995 acquisition of Legent Corp. further fortified Unicenter, since a number of Legent's products, including Agent Works, Paradigm and Open Storage Management, were folded into Unicenter.

     But the product's apparent success can also be attributed to the aggressiveness with which CA's sales force has been "seeding" Unicenter for the past few years. Seeding - that is, giving away a new product, or selling it at huge discounts, to accelerate acceptance and create market share - is not unique to CA. When Microsoft introduced Windows 95, for example, it gave the product to select customers. Ca, however, takes this approach several steps further by bundling Unicenter into packages that typically might include a relicensing agreement or other CA products, then reporting the entire bundle as a Unicenter sale, thereby inflating its sales figures.

     This approach is not illegal, though it certainly stretches the envelope of software accounting principles. Here's how it works. For some time the company's sales force has practiced what several former CA sales executives call "wrap and roll." "You wrap the customer

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in a long-term maintenance agreement and then roll between 25 to 35 percent of that cash flow into new product revenue," explains one of these sources. The entire amount of the sale is then booked as a new product sale.

     A former Legent executive who has competed directly with CA details how CA seeded Unicenter growth. "What CA has been doing is giving its customers, say, a new five-year license for $50 million and then selling $10 million worth of Unicenter as part of this deal," he claims. "This then goes on the books as a $60 million Unicenter sale, which makes Unicenter look like the star product of the universe."

     It should be noted that Legent employed a similar practice, which it called the Flex Plan, under which customers paid a 25 percent up-front premium to lock in a three- to five-year maintenance agreement as a set rate. But in this case there was no "roll" since no product was part of the transaction, so the company wasn't reporting artificially high figures to Wall Street.

     The tip-off that this bundling practice is widespread at CA, according to some of the company's critics, comes in CA's maintenance fees. In fiscal 1995, when CA reportedly sold $300 million worth of Unicenter and new product sales shot up more than 30 percent over the previous year, maintenance fees increased just 3 percent. The same pattern holds for fiscal 1996 Unicenter sales, which Wang projects will reach $600 million, although maintenance fees have remained flat.

     What's wrong with this picture? Since maintenance fees typically are factored as 12 to 15 percent of the price of a new product 118 percent with Unicenter, they should increase in proportion to new product sales, CA's critics say. CA claims these fees haven't gone up because of data-center consolidations, which have measurably reduced the volume of products and generate maintenance fees. Given that most of CA's maintenance fees are based on usage rather than site licenses, however, the impact of consolidation would seem to be minimal.

     Internally, at least, CA is quite open about its bundled approach to selling Unicenter, which is priced at $400 per power unit. After the Legent merger last summer, CA held a meeting July 8 in Chicago for several hundred sales and account managers from both companies. One of the speakers was CA's general manager of sales, Richard Chiarello. "After lunch, Chiarello was talking to the salespeople about opportunities at CA," explains one of the senior-level Legent people who was present. "He said that if we could get customers to commit to $400,000 in maintenance over five years, $160,000 of that would be diverted to Unicenter, and we'd get commission on the $160,000."

     But after the Legent executive returned home, he learned of a December 1995 deal between CA and Kawneer Co. Inc., a __________, _____ based manufacturing company, for a $1.2 million bundle of products that included HP's Open Systems, Unicenter and some Legent software. The Legent executive asserts that the entire package was booked as a $1.2 million Unicenter sale, a claim substantiated by an IS executive from Kawneer.

     As a result of these tactics, analysis such as Meta Group program director Christian Byrnes question the accuracy of CA's Unicenter numbers. "They're clearly exaggerated to the high end because of bundled sales, where they put a lot of products together and stress the

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Unicenter part of it." Why would CA inflate Unicenter's sales figures? In addition to pride of ownership and the company's strategy of repositioning itself in the client-server market, large numbers of Unicenter sales play well on Wall Street, which responds more favorably to new product sales than to increasing revenues from maintenance contracts.

     Wang responds to the criticism with characteristic bluntness: "I tell them to get a life." Kumar is no less direct. "The advantage CA has is its big customer base," he explains. "I want to leverage that any way I can. If I have to seed the world with Unicenter, I will do that any day of the week."

     Even CA's severest critics concede that although the sales numbers may be exaggerated, the company's tactics, coupled with its alliance strategy, have clearly paid off. CA's critical mass among corporate customers is now large enough to ensure that Unicenter is the de facto standard for systems management, far outselling competitive offerings from Tivoli Systems, Inc. and Platinum Technology Inc. After 20 years, Charles Wang finally has a top-selling software product. -L.M.

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                              IMPORTANT INFORMATION

         On July 19, 2001, Ranger filed with the Commission a revised preliminary proxy statement in connection with the election of the nominees of Ranger (the "Ranger Nominees") to the Computer Associates board of directors at the Computer Associates 2001 annual meeting of stockholders. Ranger will prepare and file with the Commission a definitive proxy statement regarding the election of the Ranger Nominees and may file other proxy solicitation material regarding the election of the Ranger Nominees. Investors and security holders are urged to read the definitive proxy statement and any other proxy material, when they become available, because they will contain important information. The definitive proxy statement will be sent to stockholders of Computer Associates seeking their support of the election of the Ranger Nominees to the Computer Associates board of directors. Investors and security holders may obtain a free copy of the definitive proxy statement (when it is available) and other documents filed by Ranger with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement (when it is available) and these other documents may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201 or by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

         Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the Solicitation is available in the revised preliminary proxy statement filed by Ranger with the Commission on
Schedule 14A on July 19, 2001.